SECOND AMENDMENT
           TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     PLM EQUIPMENT GROWTH & INCOME FUND VII

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the "Amendment") is entered into as of January 21, 1994 by PLM FINANCIAL SERVICES, INC., a Delaware corporation, as the general partner (the "General Partner") of PLM Equipment Growth & Income Fund VII, a California limited partnership (the "Partnership").

         WHEREAS, the General Partner desires to amend the Third Amended and Restated Limited Partnership Agreement of the Partnership dated as of May 10, 1993, as amended by that certain First Amendment to Third Amended and Restated Limited Partnership Agreement of the Partnership dated as of May 28, 1993 (together, the "Agreement") as set forth below; and

         WHEREAS, Article XVIII of the Agreement grants the General Partner the power to amend the Agreement from time to time without the consent of any of the Limited Partners to the extent necessary to delete or add any provision of this Agreement required to be so deleted or added by any state securities commissioner or similar such official, which addition or deletion is deemed by such official to be for the benefit or protection of the Limited Partners; and

         WHEREAS, a representative of a state securities commission has informed the General Partner that Section 4.01 of the Agreement should provide that the General Partner, rather than the Partnership, will be liable for certain costs and damages to a party requesting a list of Limited Partners in the event such request is wrongfully denied:

         NOW, THEREFORE, in consideration of the foregoing, the General Partner hereby amends the Agreement as follows:

1. Section 4.01 of the Agreement is hereby amended by deleting the seventh sentence in Section 4.01 in its entirety and substituting in its place the following sentence:

                  "If (i) the Partnership neglects or refuses to permit access to the right to inspect and copy or to mail a copy of the Partnership List as requested and (ii) the General Partner has not determined that the actual purpose and reason for the request is to sell the Partner List or any copy thereof or otherwise to provide the Partner List to another party or use it for a commercial purpose other than in the interest of the requesting party relative to his interest in the Partnership (such as matters relating to the requesting party's voting rights under the Agreement and the exercise of the requesting party's rights under federal proxy laws), the General Partner shall be liable to the requesting party for the costs, including attorneys' fees, incurred by the requesting party for compelling the production of the Partner List and for actual damages suffered by the requesting party by reason of such refusal or neglect and such remedy shall not in any way limit other remedies available to the requesting party under federal or state law."

2. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

         IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first above written.

                                              GENERAL PARTNER:

                                              PLM FINANCIAL SERVICES, INC.,
                                              A Delaware corporation


                                              By:   /s/ Denise M. Kirchubel
                                                    ------------------------
                                                       Denise M. Kirchubel
                                                       Assistant Secretary